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                                                                      EXHIBIT 12


                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS


                                                                       Twelve Months Ended
                                              -------------------------------------------------------------------
                                              9/30/98        9/30/97        9/30/96       12/31/95       12/31/94
                                              -------        -------        -------       --------       --------
                                                                    (dollars in thousands)
Fixed charges, as defined:
  Interest expense                            $10,132          9,436         10,101          9,938          8,090
  Amortization of debt
       issuance expense                           605            612            612            606            593
                                              -------        -------        -------        -------        -------

      Total fixed charges                     $10,737         10,048         10,713         10,544          8,683
                                              -------        -------        -------        -------        -------


Earnings, as defined:
  Net earnings                                $ 9,544         10,627          8,211          7,732          5,760
  Add (deduct):
    Income taxes                                5,694          6,263          4,272          4,508          3,505
    Fixed charges                              10,737         10,048         10,713         10,544          8,683
                                              -------        -------        -------        -------        -------

      Total earnings                          $25,975         26,938         23,196         22,784         17,948
                                              -------        -------        -------        -------        -------
Ratio of earnings to
     fixed charges                               2.42           2.68           2.17           2.16           2.07
                                              -------        -------        -------        -------        -------
                                              -------        -------        -------        -------        -------


Fixed charges and preferred
  dividend requirements:
      Fixed charges                           $10,737         10,048         10,713         10,544          8,683
      Preferred dividend
          requirements                            778            811            819            853            898
                                              -------        -------        -------        -------        -------

      Total                                   $11,515         10,859         11,532         11,397          9,581
                                              -------        -------        -------        -------        -------

Ratio of earnings to fixed charges and
   preferred dividend requirements               2.26           2.48           2.01           2.00           1.87
                                              -------        -------        -------        -------        -------
                                              -------        -------        -------        -------        -------
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